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                                                                   EXHIBIT 10.61

                AMENDMENT NO. 2 TO OPTION AND PURCHASE AGREEMENT

                This Amendment No. 2, dated as of January 20, 2003, to the Option and Purchase Agreement, dated as of November 15, 2002, as amended by that certain Amendment No. 1 to Option and Purchase Agreement dated January 9, 2003, (as such agreement may be amended, modified or supplemented from time to time, the "Option Agreement"), is entered into by and between Liquid Audio, Inc., a corporation organized under the laws of the state of Delaware ("Liquid"), and Geneva Media, LLC, a limited liability company organized under the laws of the state of Delaware ("Geneva"). Liquid and Geneva are sometimes referred to herein as the "Parties" and individually referred to as a "Party." Capitalized terms used by not otherwise defined herein shall have the meanings ascribed to them in the Option Agreement.

                                   WITNESSETH:

                WHEREAS, on November 15, 2002, the Parties entered into the Option Agreement setting forth the terms and conditions upon which Liquid granted Universal Music Group, Inc. ("UMG") an option to acquire certain assets as more particularly therein described.

                WHEREAS, as a result of Amendment No. 1 to Option and Purchase Agreement and that certain Assignment and Assumption Agreement dated January 17, 2003, whereby UMG assigned certain of its right, title and interest in and to the Option Agreement to Geneva, the Option is due to be exercised.

                WHEREAS, Geneva has proposed a further amendment to the Option Agreement to include certain assets which were inadvertently omitted from the description of the Service Assets, to clarify the transfer of the "Liquid Audio" trademarks, and to adjust the Purchase Price, none of which amendments affect the retained rights and obligations of UMG under the Option.

                NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged, the parties hereto agree as follows:

        1.      Definition of Service Assets. The Service Assets defined in
                Section 6 shall include, and Schedule 6(a) is amended to include, the items described on Exhibit A to the Bill of Sale attached hereto and described in Section 3 hereof.
        2. Purchase Price. Section 8 of the Option Agreement is amended to read as follows:

                   8.   Purchase Price. If UMG exercises the Option pursuant to
                        Section 3, the purchase price for the Service Assets and all of Liquid's services in effecting the Transition Plan shall be Three Million Two Hundred Thousand Dollars ($3,200,000) (the "Purchase Price"). The Purchase

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                        Price shall be payable by UMG to Liquid on the Closing
                        Date. UMG shall have no right of set off or deductions from the Purchase Price.

        3. Amendment to Bill of Sale. The Bill of Sale in the form attached hereto as Exhibit 1 is substituted for Exhibit 9.1.1(b) of the Option.
        4. No Other Changes. Except as expressly set forth above, all of the provisions of the Option Agreement shall remain unchanged and in full force and effect. This Amendment shall be binding on Liquid and Geneva only, and shall not affect the rights and obligations of UMG under the Option Agreement.

                IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of this date.

                                    LIQUID AUDIO, INC.

                                    By: /s/ Raymond A. Doig
                                        Name: Raymond A. Doig
                                        Title: CEO

                                    GENEVA MEDIA, LLC
                                    Assignee of Universal Music Group, Inc.

                                    By: /s/ Bill Lardie
                                        Name: Bill Lardie
                                        Title: President